Exhibit 107

Calculation of Filing Fee

S-3

(Form Type)

UDR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

				(1)(2)	(3)
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	903,123 shares	$57.61	$52,028,916	.0000927	$4,823.08
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$52,028,916		$4,823.08
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$4,823.08

(1)

This registration statement relates to up to 903,123 shares of the registrant’s common stock potentially issuable by the registrant upon the redemption of up to 903,123 units of limited partnership interest in United Dominion Realty, L.P., the registrant’s operating partnership subsidiary.

(2)

In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution the number of shares registered shall automatically be increased by an indeterminate amount to cover additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on April 25, 2022.